Syneron to Present at the Needham & Co. Biotechnology and Medical Technology Conference

YOKNEAM, ISRAEL -- 05/31/2006 -- Syneron Medical Ltd. (NASDAQ: ELOS), an innovator in the development, marketing and sales of elos™ combined-energy medical aesthetic devices, announced today that Syneron founder and Chairman, Shimon Eckhouse, will participate in the Needham & Co. Biotechnology and Medical Technology Conference on Thursday, June 15, 2006 in New York. Syneron is scheduled to present at 2:00 p.m. ET. The presentation will be webcast live over the Internet and can be accessed through the investor section on the Syneron's Web site at www.syneron.com or directly on http://www.wsw.com/webcast/needham15/elos/.

About Syneron

Syneron Medical Ltd. (NASDAQ: ELOS) develops, manufactures and distributes medical aesthetic devices that are powered by elos, the combined-energy technology of bi-polar radio frequency and light. The company's innovative elos technology provides the foundation for highly effective, safe and cost-effective systems that enable physicians to provide advanced solutions for a broad range of medical-aesthetic applications including hair removal, wrinkle reduction, rejuvenating the skin's appearance through the treatment of superficial benign vascular and pigmented lesions, and the treatment of acne, leg veins and cellulite. Founded in 2000, the corporate, R&D, and manufacturing headquarters for Syneron Medical Ltd. is located in Israel. Syneron has offices and distributors throughout the world, including North American Headquarters in Canada, European Headquarters in Germany, and Asia-Pacific Headquarters in Hong Kong, which provide sales, service and support. Additional information can be found at www.syneron.com.

Syneron, the Syneron logo, and elos are trademarks of Syneron Medical Ltd. and may be registered in certain jurisdictions. Elos (Electro-Optical Synergy) is a proprietary technology of Syneron Medical. All other names are the property of their respective owners.

For more information, please contact:
Judith Kleinman
VP Investor Relations
tel: 1-888-886-1338
email: ir@syneron.com